News

Release

Evans Bancorp, Inc.  One Grimsby Drive Hamburg, NY  14075

FOR IMMEDIATE RELEASE

Evans Bancorp Net Income Increases 31% to
$2.6 Million in the 2017 Second Quarter

HAMBURG, NY, July 27, 2017 – Evans Bancorp, Inc. (the “Company” or “Evans”) (NYSE American: EVBN), a community financial services company serving Western New York since 1920, today reported its results of operations for the second quarter ended June 30, 2017.

SECOND QUARTER 2017 HIGHLIGHTS (compared with prior-year period unless otherwise noted)

•	Net income of $2.6 million, up 31%, or $0.6 million; Earnings per diluted share grew 17% to $0.54
•	Net interest income increased 19% to $10.1 million
•	Non-interest income of $3.1 million increased 35% on strong insurance performance
•	Robust loan growth: loan portfolio of $976 million up $31 million in the quarter, or 13% on an annualized basis
•	Strong growth across multiple categories drives total deposits over $1 billion
•	Significant improvement in efficiency ratio to 68.91% from 76.30%

Net income was $2.6 million, or $0.54 per diluted share, in the second quarter of 2017, compared with
$3.1 million, or $0.66 per diluted share, in the first quarter of 2017 and $2.0 million, or $0.46 per diluted share, in last year’s second quarter.  The increase over the prior-year period reflects higher net interest income and non-interest income.  The decrease when compared with the first quarter was mostly a result of higher provision for loan loss and lower non-interest income.  Return on average equity was 9.13% for the second quarter of 2017 compared with 11.59% in the first quarter and 8.56% in the second quarter of 2016.

“Our pattern of strong quarterly performance speaks directly to the successful execution of our strategic plan and the vigorous momentum building from strong loan production and robust insurance services revenue growth over the last 18 months.  Loan production showed healthy growth during the quarter as the portfolio grew 13% on an annualized basis.  As our balance sheet expands, we have maintained a disciplined approach to risk and capital management,” said David J. Nasca, President and CEO of Evans Bancorp.  “Total deposits increased to a record level, crossing the $1 billion mark.  Importantly, ongoing efforts to improve operating leverage through revenue growth and cost management were evident in the quarter as our efficiency ratio improved more than seven percentage points.”

Net Interest Income
($ in thousands)

	2Q 2017	1Q 2017	2Q 2016

Interest income	$11,462	$10,918	$9,694
Interest expense	1,344	1,274	1,178
Net interest income	10,118	9,644	8,516
Provision (credit) for loan losses	410	(435)	(376)
Net interest income after provision	$9,708	$10,079	$8,892

Evans Bancorp Net Income Increases 31% to $2.6 Million in the 2017 Second Quarter

July 27, 2017

Net interest income increased $0.5 million, or 5%, from the first quarter of 2017 and $1.6 million, or 19%, from the prior-year second quarter.  Average commercial loans, including both commercial real estate and commercial and industrial loans, were $763 million in the second quarter, 2% higher than $747 million in the first quarter and 19% higher than $642 million in the 2016 second quarter.  After the high volume of loan closings in the fourth quarter of 2016 and somewhat muted commercial loan growth in the first quarter of 2017, stronger growth trends returned in the second quarter.  The Company also benefited from the recent increase in short-term interest rates after the Federal Reserve increased the federal funds rate for the third time in six months this past quarter.

John B. Connerton, Executive Vice President and Chief Financial Officer, noted, “We are pleased to see an improving interest rate environment.  Our balance sheet is well-structured and well-positioned for this change with about a third of our loan portfolio structured with variable rates.”

Second quarter net interest margin of 3.74% decreased 3 basis points from the 2017 first quarter, but improved
7 basis points from the second quarter of 2016.  Loan yields benefited from variable loan re-pricing due to an increase in the prime rate as the Federal Reserve increased its target rate by 75 basis points since late in 2016.  The slight compression in net interest margin when compared with the first quarter was due to a shift in the interest-earning asset mix.  After its common stock issuance in the first quarter of 2017, the Company has increased its investment securities portfolio to leverage its capital.  Average investment securities and interest-bearing cash were 13% of average interest-earning assets in the second quarter of 2017 compared with 11% in the first three months of 2017.  Funding costs, particularly deposits, have held steady, despite the increase in short-term interest rates.  The cost of interest-bearing liabilities was 0.65% in the second quarter of 2017 compared with 0.66% in each of the first quarter of 2017 and second quarter of 2016.

The $0.4 million provision for loan loss for the second quarter of 2017 reflects the strong loan growth in the quarter as well as an increase in criticized loans, somewhat offset by a sustained historically low charge-off ratio, including $0.2 million in net recoveries in the recent quarter.  The release of allowance for loan loss of
$0.4 million in each of the first quarter of 2017 and second quarter of 2016 resulted from decreases in criticized loans and the continued decline in historical loss factors in the reserve calculation, reflecting an improving economy and credit quality of the Company’s loan portfolio.  The first quarter of 2017 was also impacted by a slowdown in loan growth.

Asset Quality
($ in thousands)

	2Q 2017	1Q 2017	2Q 2016

Total non-performing loans	$13,901	$12,285	$16,076
Total net loan (recoveries) charge-offs	(189)	(98)	(30)
Non-performing loans/ Total loans	1.42%	1.30%	1.88%
Net loan (recoveries) charge-offs/ Average loans	(0.08)%	(0.04)%	(0.01)%
Allowance for loan losses/ Total loans	1.45%	1.44%	1.50%

Mr. Connerton added, “Asset quality remains strong, despite the increase in non-performing loans in the quarter.  The increase was primarily attributable to two commercial loans that are 90 days past due, but remain in accruing status as they are well secured and in the process of collection.  Non-performing loans as a percentage of total loans remains significantly down from last year and charge-offs have continued to be at extremely low levels.”

Evans Bancorp Net Income Increases 31% to $2.6 Million in the 2017 Second Quarter

July 27, 2017

Non-Interest Income
($ in thousands)

	2Q 2017	1Q 2017	2Q 2016

Deposit service charges	$428	$390	$403
Insurance service and fee revenue	1,912	2,168	1,572
Bank-owned life insurance	142	130	141
Loss on tax credit investment	(919)	-	(2,139)
Refundable NY state historic tax credit	647	-	1,508
Other income	879	834	795
Total non-interest income	$3,089	$3,522	$2,280

Insurance revenue decreased from the first quarter due to seasonal profit sharing revenue, but increased 22% from last year’s second quarter.  Employee benefits revenue, an important focus for the Company after hiring several industry veterans, experienced significant growth in the quarter.  The year-over-year increase was also driven by continued growth in commercial lines insurance commissions and personal lines revenue bolstered by incremental revenue from the two recent insurance agency acquisitions.

Evans’ community focus and support extends to financing historic rehabilitation projects in the city of Buffalo and the Company enhances its yield by investing in the related tax credits.  When a project is completed, Evans begins to recognize tax benefits with an associated reduction in the investment.  In the current quarter, the net impact to the bottom line was a loss of $0.1 million as a $0.6 million refundable New York State tax credit was recorded in non-interest income and a corresponding $0.2 million tax benefit was realized in income tax expense, offset by a $0.9 million write-off on the investment.  The write-off was contemplated during the pricing of the initial investment in the tax credit project that ensures that the Company earns its required return on investment.  The Company will recognize an additional $0.2 million tax benefit for this project in the last half of 2017 to complete the transaction.

Non-Interest Expense
($ in thousands)

	2Q 2017	1Q 2017	2Q 2016

Salaries and employee benefits	$6,030	$5,716	$5,467
Occupancy	775	775	740
Advertising and public relations	216	190	190
Professional services	550	602	656
Technology and communications	804	607	551
Amortization of intangibles	28	28	-
FDIC insurance	129	227	182
Other expenses	785	910	933
Total non-interest expenses	$9,317	$9,055	$8,719

Second quarter non-interest expenses increased 7% from the prior-year period and 3% from the first quarter.  The increase in salaries and benefits reflects strategic personnel hires to support the Company’s continued growth, as well as an increase in incentive compensation.

Technology and communications expenses increased due to a new online banking platform that was implemented in the second quarter of 2017.  This was offset somewhat by a decrease in professional services

Evans Bancorp Net Income Increases 31% to $2.6 Million in the 2017 Second Quarter

July 27, 2017

expenses that were incurred in connection to significant technology projects, including the conversion to a new core banking system in 2016.

FDIC insurance expense decreased as the Company’s assessment calculation benefited from the increased capital ratios resulting from its common stock equity raise in the first quarter of 2017.

The Company’s efficiency ratio in the second quarter of 2017 was relatively flat when compared with the first quarter at 68.91%, but significantly lower than last year’s second quarter ratio of 76.30%.  The reduction reflects the Company’s increased revenue combined with prudent management of expense growth.

Income tax expense was $0.9 million, or an effective tax rate of 24.8%, for the second quarter of 2017 compared with $1.4 million, or 30.8%, in the first quarter of 2017 and $0.5 million, or 18.3%, in last year’s second quarter.  The effective tax rate for each of the second quarters of 2017 and 2016 reflects the benefit of the previously noted tax credit investment transactions.

Balance Sheet Highlights

Total assets were $1.2 billion as of June 30, 2017, an increase of 4% from March 31, 2017 and 16% from
$1.0 billion at June 30, 2016, reflecting the Company’s strong loan growth.  Loan growth from the end of last year’s second quarter was $123 million, or 14%, and was predominantly in the commercial real estate and commercial and industrial loan portfolios.  After a relatively slow first quarter of loan growth of $3 million, the strong loan portfolio expansion resumed in the second quarter with $31 million, or 13% annualized growth.

Investment securities were $143 million at June 30, 2017, $26 million higher than the end of this year’s first quarter and $32 million higher than at the end of last year’s second quarter.  Management plans to leverage the capital generated by the common stock issuance in the first quarter of 2017 with loan growth over the long term.  In the short term, investment securities were purchased to generate more immediate returns.

Total deposits passed the $1 billion mark for the first time during the second quarter of 2017.  Deposits grew
$41 million since March 31, 2017, which equates to a 17% annualized rate of growth, and were $149 million, or 17%, higher than the balance at the end of last year’s second quarter.  Deposit growth has been strong across multiple categories.  Average demand deposits in the second quarter of 2017 of $205 million were 5% higher than the first quarter of 2017 and 15% higher than last year’s second quarter.  Savings deposits growth has been driven by an increase in municipal deposits, reflecting the Company’s recent focus on bolstering its government banking line of business.  Time deposits also increased as consumers continued to return to maturity deposits after the recent rise in short-term interest rates.

Capital Management

The Company consistently maintains regulatory capital ratios measurably above the Federal “well capitalized” standard, including a Tier 1 leverage ratio of 10.57% at June 30, 2017 compared with 10.76% at March 31, 2017 and 10.06% at June 30, 2016.  The year-over-year increase reflects the impact of the Company’s common stock offering in January 2017 that resulted in the issuance of 440,000 shares of common stock and netted proceeds of $14.1 million.  Book value per share increased to $24.21 at June 30, 2017 compared with $23.64 at March 31, 2017 and $22.11 at June 30, 2016.

Outlook

Mr. Nasca concluded, “The Company is experiencing significant momentum across all lines of business including loan and deposit growth, the insurance business and employee benefits.  It is clear that our strategic plan is calibrated appropriately for the dynamics occurring in the market and for the opportunities presenting themselves.  Evans is competitively positioned to effectively win business in a market and community we have served for almost 100 years.  We continue to focus on and invest in capabilities that improve the customer experience, drive a more efficient and competitive operation and build our business for long-term returns.”

Evans Bancorp Net Income Increases 31% to $2.6 Million in the 2017 Second Quarter

July 27, 2017

Webcast and Conference Call

The Company will host a conference call and webcast on Thursday, July 27, 2017 at 4:45 p.m. ET. Management will review the financial and operating results for the second quarter of 2017, as well as the Company’s strategy and outlook.  A question and answer session will follow the formal discussion.

The conference call can be accessed by calling (201) 689-8471.  Alternatively, the webcast can be monitored at www.evansbancorp.com.

A telephonic replay will be available from 7:45 p.m. ET on the day of the teleconference until Thursday,
August 3, 2017.  To listen to the archived call, dial (412) 317-6671 and enter conference ID number 13665158, or access the webcast replay at www.evansbancorp.com, where a transcript will be posted once available.

About Evans Bancorp, Inc.

Evans Bancorp, Inc. is a financial holding company and the parent company of Evans Bank, N.A., a commercial bank with $1.2 billion in assets and $1.0 billion in deposits at June 30, 2017.  Evans is a full-service community bank, with 14 branches providing comprehensive financial services to consumer, business and municipal customers throughout Western New York.  Evans Bancorp's wholly-owned insurance subsidiary, The Evans Agency, LLC, provides life insurance, employee benefits, and property and casualty insurance through seven insurance offices in the Western New York region.  Evans Investment Services provides non-deposit investment products, such as annuities and mutual funds.

Evans Bancorp, Inc. and Evans Bank routinely post news and other important information on their websites, at www.evansbancorp.com and www.evansbank.com.

Safe Harbor Statement:  This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements include, but are not limited to, statements concerning future business, revenue and earnings.  These statements are not historical facts or guarantees of future performance, events or results.  There are risks, uncertainties and other factors that could cause the actual results of Evans Bancorp to differ materially from the results expressed or implied by such statements.  Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include competitive pressures among financial services companies, interest rate trends, general economic conditions, changes in legislation or regulatory requirements, effectiveness at achieving stated goals and strategies, and difficulties in achieving operating efficiencies.  These risks and uncertainties are more fully described in Evans Bancorp’s Annual and Quarterly Reports filed with the Securities and Exchange Commission.  Forward-looking statements speak only as of the date they are made.  Evans Bancorp undertakes no obligation to publicly update or revise forward-looking information, whether as a result of new, updated information, future events or otherwise.

For more information contact:	-OR-
John B. Connerton Executive Vice President and Chief Financial Officer	Deborah K. Pawlowski Kei Advisors LLC
Phone: (716) 926-2000 Email: jconner@evansbank.com	Phone: (716) 843-3908 Email: dpawlowski@keiadvisors.com

Evans Bancorp Net Income Increases 31% to $2.6 Million in the 2017 Second Quarter

July 27, 2017

EVANS BANCORP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA (UNAUDITED)
(in thousands, except shares and per share data)

	6/30/2017	3/31/2017	12/31/2016	9/30/2016	6/30/2016
ASSETS
Investment Securities	$142,597	$116,304	$97,205	$104,859	$110,629
Loans	976,493	945,583	942,512	912,852	853,306
Allowance for loan losses	(14,178)	(13,579)	(13,916)	(13,712)	(12,773)
Goodwill and intangible assets	8,609	8,638	8,406	8,101	8,101
All other assets	69,325	82,714	66,502	72,563	62,335
Total assets	$1,182,846	$1,139,660	$1,100,709	$1,084,663	$1,021,598

LIABILITIES AND STOCKHOLDERS'
EQUITY
Demand deposits	207,348	194,747	201,741	195,869	187,774
NOW deposits	99,131	103,907	88,632	87,047	88,993
Savings deposits	547,760	531,408	508,652	496,926	480,290
Time deposits	164,817	147,915	140,949	118,123	112,828
Total deposits	1,019,056	977,977	939,974	897,965	869,885
Borrowings	35,411	33,009	49,689	74,136	41,841
Other liabilities	12,816	16,047	14,298	17,364	15,083
Total stockholders' equity	115,563	112,627	96,748	95,198	94,789

SHARES AND CAPITAL RATIOS
Common shares outstanding	4,773,005	4,763,696	4,300,634	4,287,400	4,286,939
Book value per share	$24.21	$23.64	$22.50	$22.20	$22.11
Tier 1 leverage ratio	10.57%	10.76%	9.49%	9.55%	10.06%
Tier 1 risk-based capital ratio	12.39%	12.58%	10.82%	10.82%	11.45%
Total risk-based capital ratio	13.64%	13.83%	12.07%	12.07%	12.70%

ASSET QUALITY DATA
Total non-performing loans	$13,901	$12,285	$12,020	$15,279	$16,076
Total net loan (recoveries) charge-offs	(189)	(98)	167	67	(30)

Non-performing loans/Total loans	1.42%	1.30%	1.28%	1.67%	1.88%
Net loan (recoveries) charge-offs/Average loans	(0.08)%	(0.04)%	0.07%	0.03%	(0.01)%
Allowance for loans losses/Total loans	1.45%	1.44%	1.48%	1.50%	1.50%

Evans Bancorp Net Income Increases 31% to $2.6 Million in the 2017 Second Quarter

July 27, 2017

EVANS BANCORP, INC AND SUBSIDIARIES
SELECTED OPERATIONS DATA (UNAUDITED)
(in thousands, except share and per share data)

	2017	2017	2016	2016	2016
	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter
Interest income	11,462	10,918	10,664	10,241	9,694
Interest expense	1,344	1,274	1,261	1,172	1,178
Net interest income	10,118	9,644	9,403	9,069	8,516
Provision (credit) for loan losses	410	(435)	371	1,006	(376)
Net interest income after provision	9,708	10,079	9,032	8,063	8,892

Deposit service charges	428	390	429	475	403
Insurance service and fee revenue	1,912	2,168	1,344	1,855	1,572
Bank-owned life insurance	142	130	135	144	141
Loss on tax credit investment	(919)	-	(883)	-	(2,139)
Refundable NY state historic tax credit	647	-	609	-	1,508
Other income	879	834	1,009	861	795
Total non-interest income	3,089	3,522	2,643	3,335	2,280

Salaries and employee benefits	6,030	5,716	5,838	5,402	5,467
Occupancy	775	775	744	732	740
Advertising and public relations	216	190	315	232	190
Professional services	550	602	445	535	656
Technology and communications	804	607	621	504	551
Amortization of intangibles	28	28	-	-	-
FDIC insurance	129	227	210	201	182
Other expenses	785	910	965	1,105	933
Total non-interest expenses	9,317	9,055	9,138	8,711	8,719

Income before income taxes	3,480	4,546	2,537	2,687	2,453
Income tax provision	862	1,400	198	471	450
Net income	2,618	3,146	2,339	2,216	2,003

PER SHARE DATA
Net income per common share-diluted	$0.54	$0.66	$0.53	$0.51	$0.46
Cash dividends per common share	$-	$0.40	$-	$0.38	$-
Weighted average number of diluted shares	4,880,454	4,757,062	4,390,553	4,362,479	4,346,599

PERFORMANCE RATIOS
Return on average total assets	0.90%	1.14%	0.86%	0.84%	0.80%
Return on average stockholders' equity	9.13%	11.59%	9.70%	9.23%	8.56%
Efficiency ratio	68.91%	68.56%	74.17%	70.23%	76.30%

Evans Bancorp Net Income Increases 31% to $2.6 Million in the 2017 Second Quarter

July 27, 2017

EVANS BANCORP, INC AND SUBSIDIARIES
SELECTED AVERAGE BALANCES AND YIELDS/RATES (UNAUDITED)
(in thousands)
	2017	2017	2016	2016	2016
	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter
AVERAGE BALANCES

Loans, net	$941,446	$924,612	$915,095	$875,999	$801,115
Investment securities	127,692	107,024	105,319	112,025	115,610
Interest-bearing deposits at banks	16,840	5,943	1,537	1,162	15,916
Total interest-earning assets	1,085,978	1,037,579	1,021,951	989,186	932,641
Non interest-earning assets	71,310	70,724	71,247	69,489	65,539
Total Assets	$1,157,288	$1,108,303	$1,093,198	$1,058,675	$998,180

NOW	97,422	94,088	85,279	86,428	88,966
Savings	540,995	510,632	504,394	487,168	473,791
Time deposits	152,112	144,888	131,479	115,644	114,545
Total interest-bearing deposits	790,529	749,608	721,152	689,240	677,302
Other borrowings	32,813	38,748	61,076	69,307	36,031
Total interest-bearing liabilities	823,342	788,356	782,228	758,547	713,333

Demand deposits	205,361	196,331	198,616	187,201	178,106
Other non-interest bearing liabilities	13,860	15,053	15,873	16,860	13,142
Stockholders' equity	114,725	108,563	96,481	96,067	93,599

Total Liabilities and Equity	$1,157,288	$1,108,303	$1,093,198	$1,058,675	$998,180

YIELD/RATE

Loans, net	4.54%	4.49%	4.39%	4.37%	4.46%
Investment securities	2.43%	2.50%	2.12%	2.20%	2.72%
Interest-bearing deposits at banks	1.02%	0.82%	0.52%	0.34%	0.83%
Total interest-earning assets	4.23%	4.27%	4.15%	4.12%	4.18%

NOW	0.22%	0.22%	0.23%	0.23%	0.35%
Savings	0.48%	0.48%	0.48%	0.47%	0.51%
Time deposits	1.28%	1.27%	1.25%	1.21%	1.24%
Total interest-bearing deposits	0.60%	0.60%	0.59%	0.56%	0.62%
Other borrowings	1.88%	1.65%	1.26%	1.12%	1.59%
Total interest-bearing liabilities	0.65%	0.66%	0.64%	0.61%	0.66%

Interest rate spread	3.58%	3.61%	3.51%	3.51%	3.52%
Contribution of interest-free funds	0.16%	0.16%	0.15%	0.14%	0.15%
Net interest margin	3.74%	3.77%	3.66%	3.65%	3.67%